This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer, accountant or other professional advisor.

SECOND NOTICE OF EXTENSION OF

OFFER TO PURCHASE FOR CASH

up to 8,500,000 of its Common Shares at a Purchase Price of

Not Less Than US$2.55 and Not More Than US$2.70 per Common Share

This is a second notice and extension (this “Second Notice”) to the Offer to Purchase dated November 20, 2006, as amended by the Notice of Variation and Extension dated December 14, 2006 (the “Offer to Purchase”), by Envoy Communications Group Inc. (the “Company”) to purchase up to 8,500,000 of the common shares without par value of the Company (the “Shares”). Except as otherwise set forth in this Second Notice, the terms and conditions previously set forth in the Offer to Purchase, the Issuer Bid Circular (the “Circular”), the related Letter of Transmittal and the Notice of Guaranteed Delivery which accompanied the Offer to Purchase continue to be applicable in all respects, and this Second Notice should be read in conjunction therewith. Unless the context requires otherwise, terms denoted by initial capital letters and not defined herein have the meaning set forth in the Offer to Purchase. The Offer to Purchase, as amended by this Second Notice, the Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery together constitute the “Offer”.

THE OFFER HAS BEEN EXTENDED, AND IS NOW OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (TORONTO TIME) ON TUESDAY, JANUARY 9, 2007, UNLESS FURTHER EXTENDED BY THE COMPANY.

Shareholders who have validly deposited and not withdrawn their Shares need to take no further action to accept the Offer. Shareholders wishing to accept the Offer must deposit the certificates representing their Shares together with the Letter of Transmittal previously provided to Shareholders or a facsimile thereof, properly completed and duly executed, at or before the extended Expiration Date at the Toronto office of Computershare Investor Services Inc. (the “Depositary”) specified in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. The Offer may also be accepted by a holder by following the procedures for guaranteed delivery, using the Notice of Guaranteed Delivery previously provided to Shareholders or a facsimile thereof. A Shareholder whose Shares are registered in the name of a broker, dealer, bank, trust company or other nominee should contact such broker, dealer, bank, trust company or other nominee if the Shareholder desires to deposit such Shares.

Questions and requests for assistance may be directed to the Dealer Manager at the telephone number and address set forth on the back cover of this Second Notice. You may request additional copies of this document, the Offer to Purchase and Circular and other Offer documents from the Depositary at the telephone number and address on the back cover of this Second Notice.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and deposits will not be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of that jurisdiction.                                                   (continued on the following page)

The Dealer Manager for the Offer is:

Canaccord Capital Corporation

December 29, 2006

(continued from cover)

INFORMATION FOR UNITED STATES SHAREHOLDERS ONLY

The enforcement by investors of civil liabilities under U.S. federal securities laws may be adversely affected by the fact that the Company is incorporated under the provincial laws of Ontario and that its directors and officers are residents of countries other than the United States. Enforcement of civil liabilities under U.S. securities laws may further be adversely affected by the fact that some or all of the experts named in the Offer may be residents of Canada.

U.S. Shareholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law. See Section 14 of the Circular – “Income Tax Considerations”.

The Company has filed with the United States Securities and Exchange Commission (the “SEC”) an amendment to its Issuer Tender Offer Statement on Schedule TO with respect to this Second Notice, pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934, as amended, and Rule 13e-4(c)(3) promulgated thereunder.

* * *

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares in the Offer. You should rely only on the information contained in this Offer or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Second Notice, the Offer to Purchase, the Circular or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us or the Dealer Manager.

OFFER TO PURCHASE

To the Holders of the Shares of Envoy Communications Group Inc.

By notice to the Depositary, dated December 29, 2006, Envoy Communications Group Inc. (the “Company”) has extended its Offer to Purchase, dated November 20, 2006, as amended by the Notice of Variation and Extension, dated December 14, 2006 (the “Offer to Purchase”), pursuant to which the Company is offering to purchase up to 8,500,000 of its outstanding common shares (the “Shares”) for a cash price of not less than US$2.55 and not more than US$2.70 per Share.

Except as otherwise set forth in this second notice of extension (this “Second Notice”), the terms previously set forth in the Offer to Purchase continue to be applicable in all respects and this Second Notice should be read in conjunction with the Offer. Unless the context requires otherwise, terms denoted by initial capital letters and not defined herein have the meaning set forth in the Offer to Purchase. All dollar references herein are in United States dollars.

1.	Extension of the Offer

On December 22, 2006, the Company issued a press release announcing that a soliciting dealer group had been formed in respect of the Offer. On December 28, 2006, the Securities and Exchange Commission notified the Company that, as a result of the formation of the soliciting dealer group, it was requesting that the Offer remain open for acceptance until 5:00 p.m. (Toronto time) on Tuesday, January 9, 2007.

As a result, the conditions of the Offer set forth in Section 7 of the Offer to Purchase, “Certain Conditions of the Offer”, were not satisfied as of the Expiration Date, so the Company has extended the Expiration Date from 5:00 p.m. (Toronto time) on Friday, December 29, 2006 to 5:00 p.m. (Toronto time) on Tuesday, January 9, 2007, unless the Company further extends the period during which the Offer is open for acceptance pursuant to Section 8 of the Offer to Purchase, “Extension and Variation of the Offer”.

2.	Time for Acceptance

The Offer is open for acceptance until the extended Expiration Date, being 5:00 p.m. (Toronto time) on January 9, 2007, unless the Offer is further extended by the Company. The extended Expiration Date may be further extended at the Company’s sole discretion pursuant to Section 8 of the Offer to Purchase, “Extension and Variation of the Offer”.

3.	Manner of Acceptance

The procedure for accepting the Offer is described in Section 4 of the Offer to Purchase, “Procedure for Depositing Shares”.

4.	Conditions of the Offer

All conditions contained in Section 7 of the Offer to Purchase, “Certain Conditions of the Offer”, remain unchanged.

5.	Take-Up and Payment for Deposited Shares

If all the conditions referred to in Section 7 of the Offer to Purchase, “Certain Conditions of the Offer”, have been satisfied or waived at or prior to the extended Expiration Date, the Company will, unless the Company shall have terminated the Offer, become obligated to take up and pay for Shares validly deposited under the Offer and not withdrawn pursuant to Section 5 of the Offer to Purchase, “Withdrawal Rights”, as soon as practicable after the extended Expiration Date, but in any event not later than 10 days after the extended Expiration Date.

Shareholders are referred to Section 9 of the Offer to Purchase, “Taking Up and Payment for Deposited Shares”, for further details as to the payment for Shares under the Offer.

6.	Withdrawal of Deposited Shares

Except as otherwise stated in Section 5 of the Offer to Purchase, “Withdrawal Rights”, deposits of Shares pursuant to the Offer are irrevocable. Shares deposited pursuant to the Offer may be withdrawn pursuant to Section 5 of the Offer, “Withdrawal Rights”, by the Shareholder (i) at any time prior to the Expiration Date, as extended, (ii) at any time if the Shares have not been taken up by the Company before actual receipt by the

Depositary of an effective notice of withdrawal in respect of such Shares, or (iii) at any time if the Shares have been taken up but not paid for by the Company within three business days of being taken up.

Shareholders are referred to Section 5 of the Offer to Purchase, “Withdrawal Rights”, for further details and a description of the procedures for exercising the right to withdraw Shares deposited under the Offer.

7.	Liquidity of Market

The liquidity opinion of Raymond James Ltd., dated November 16, 2006, remains applicable to the Offer, as amended by this Second Notice. See Section 3 of the Circular, “Purpose and Effect of the Offer – Liquidity of Market”.

8.	Fees and Expenses

The third sentence of the third paragraph of Section 19 of the Circular – “Fees and Expenses” is deleted in its entirety and replaced with the following:

The Dealer Manager has agreed to form and manage a soliciting dealer group (“Soliciting Dealer Group”), including the Dealer Manager, comprised of all members of the Investment Dealers Association of Canada to solicit deposits. The Company has agreed to pay to each member of the Soliciting Dealer Group a solicitation fee of $0.07 per Share tendered by each client of such member, subject to a minimum fee of $70.00 and a maximum fee of $1,000.00 with respect to each beneficial owner of Shares. No solicitations will be made in the United States, nor will any solicitation fees be payable in respect of deposits by U.S. Shareholders.

9.	Shareholders’ Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, these rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

10.	Directors’ Approval

The sending of this Second Notice has been authorized by the Board of Directors of the Company.

APPROVAL AND CERTIFICATE

December 29, 2006

The Board of Directors of Envoy Communications Group Inc. (the “Company”) has approved the contents of the Offer to Purchase and the accompanying Circular dated November 20, 2006, the Notice of Variation and Extension dated December 14, 2006, this Second Notice of Extension dated December 29, 2006 and the delivery thereof to Shareholders and to holders of securities convertible into or exercisable to acquire Shares. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, nor does it contain any misrepresentation likely to affect the value or the market price of the Shares of the Company within the meaning of the Securities Act (Quebec).

(Signed) Geoffrey B. Genovese	(Signed) Joseph Leeder
President and Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors:

(Signed) John H. Bailey	(Signed) Hugh Aird
Director	Director

The Letter of Transmittal or the Notice of Guaranteed Delivery, certificates for Shares and any other required documents must be sent or delivered by each depositing Shareholder or the depositing Shareholder’s broker, commercial bank, trust company or other nominee to the Depositary at one of its addresses specified below.

Offices of the Depositary, Computershare Investor Services Inc., for this Offer:

By Mail:

COMPUTERSHARE INVESTOR SERVICES INC.
P.O. Box 7021
31 Adelaide Street East
Toronto, Ontario, Canada
M5C 3H2

Attention: Corporate Actions
By Hand, Registered Mail or Courier:

COMPUTERSHARE INVESTOR SERVICES INC.
100 University Avenue
9th Floor
Toronto, Ontario, Canada
M5J 2Y1

Attention: Corporate Actions

For Inquiries:

Toll Free: 1-800-564-6253 (North America)

Telephone: 1-514-982-7555 (Overseas direct dial)

E-Mail: corporateactions@computershare.com

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone number specified above. Shareholders also may contact the Dealer Manager or their broker, commercial bank or trust company for assistance concerning the Offer. Additional copies of this Second Notice of Extension, the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal or the Notice of Guaranteed Delivery will be accepted.

THE DEALER MANAGER FOR THE OFFER IS:

Canaccord Capital Corporation

Telephone:

Cameron McDonald: (514) 284-1467

Francois Carrier: (514) 844-3970